        EXHIBIT 24

           CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Harvey S. Kanter has authorized and designated Robert S. Molloy to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United

States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Destination XL Group, Inc.

The authority of Robert S. Molloy under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in the securities of Destination XL Group, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Robert S. Molloy is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities

Exchange Act of 1934.

Date: February 19, 2019   By:   /s/ Harvey S. Kanter

     Name: HARVEY S. KANTER